Exhibit 99.2

GTCS Holdings LLC
Consolidated Financial Statements
December 31, 2009 and 2008

PricewaterhouseCoopers LLP 225
South Sixth Street
Suite 1400
Minneapolis MN 55402
Telephone (612) 596 6000
Facsimile (612) 373 7160
pwc.com
Report of Independent Auditors
To the Members of GTCS Holdings LLC:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in members’ equity, and of cash flows present fairly, in all material respects, the financial position of GTCS Holdings LLC and its subsidiaries (collectively, the Company) at December 31, 2009 and December 31, 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
October 22, 2010

GTCS Holdings LLC
Consolidated Balance Sheets
December 31, 2009 and 2008
(Dollars in millions)

	2009	2008
ASSETS
Assets:
Cash and cash equivalents	$29.0	$68.8
Restricted cash	144.5	72.8
Insurance premiums receivable	130.3	137.5
Servicing rights	239.0	232.8
Servicer and protective advances	105.6	89.9
Intangible asset	62.3	74.3
Other assets	87.6	73.8

Total assets	$798.3	$749.9

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Collateralized borrowings	$421.2	$311.0
Other liabilities	166.9	150.8
Interest rate swaps	—	19.2
Escrow payable	70.9	24.7
Payable to insurance carriers	59.0	62.4
Payable to trusts/investors	73.6	48.1

Total liabilities	791.6	616.2

Members’ equity	6.7	133.7

Total liabilities and members’ equity	$798.3	$749.9

See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Consolidated Statements of Income
For the Years Ended December 31, 2009 and 2008
(Dollars in millions)

	2009	2008
Revenues:
Servicing income	$228.0	$206.3
Commission income	54.9	58.2
Ancillary and servicing income	30.0	30.5
Other income	30.6	26.8

Total revenues	343.5	321.8

Expenses:
Interest expense	44.0	41.6
Salaries and benefits	129.5	117.4
Other operating costs and expenses	71.0	63.8
Change in fair value of servicing rights	34.7	20.2
(Recovery of) impairment charges	(5.6)	11.8

Total expenses	273.6	254.8

Net income before taxes	69.9	67.0

Income taxes	10.9	11.2

Net income	$59.0	$55.8

See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Consolidated Statements of Changes in Members’ Equity
For the Years Ended December 31, 2009 and 2008
(Dollars in millions)

Members’
Equity
Balance, December 31, 2007	$52.7

Contributions from members	42.8

Distributions to members	(11.2)

Comprehensive income:
Net income	55.8
Change in unrealized loss on hedges, net of tax	(6.4)

Total comprehensive income	49.4

Balance, December 31, 2008	133.7

Contributions from members	12.9

Distributions to members	(210.3)

Comprehensive income:
Net income	59.0
Change in unrealized gain on hedges, net of tax	11.4

Total comprehensive income	70.4

Balance, December 31, 2009	$6.7

See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
(Dollars in millions)

	2009	2008
Cash flows from operating activities:
Net income	$59.0	$55.8
Adjustments to reconcile net income to cash provided by operating activities:
(Recovery of) impairment charges	(5.6)	11.8
Amortization and depreciation	22.5	15.5
Loss on liquidation of repossessed assets	0.2	0.5
Change in fair value of servicing rights	34.7	20.2
Change in servicer and protective advances	(15.7)	(2.3)
Change in insurance premiums receivable	7.2	(11.8)
Change in payable to insurance carriers	(3.4)	4.6
Change in interest rate swaps	(2.5)	1.6
Other	17.5	4.7

Net cash provided by operating activities	113.9	100.6

Cash flows from investing activities:
Principal payments received on finance receivables	2.1	2.0
Servicing related acquisitions	(9.5)	(43.9)
Finance receivable purchases	(6.0)	(4.4)
Other	(0.6)	(3.6)

Net cash used in investing activities	(14.0)	(49.9)

Cash flows from financing activities:
Proceeds from issuance of collateralized borrowings	388.5	18.0
Payments on collateralized borrowings	(319.6)	(185.4)
Cash from affiliates	0.2	62.4
Members’ contributions	1.5	42.8
Distributions to members	(210.3)	(8.7)

Net cash used in financing activities	(139.7)	(70.9)

Net decrease in cash and cash equivalents	(39.8)	(20.2)
Cash and cash equivalents, beginning of year	68.8	89.0

Cash and cash equivalents, end of year	$29.0	$68.8

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$27.6	$30.9
Cash paid for taxes	13.6	13.8
Non-cash transactions:
Financed servicing related acquisitions	34.4	—
Distribution of loans for manufactured housing securitization	—	2.5
Contribution of unit based incentive plan	6.7	—
Contribution of fair value of swap	4.7	—
See accompanying notes to consolidated financial statements.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
1. DESCRIPTION OF BUSINESS
     GTH LLC (“GTH”) legally separated its operating business into a separate subsidiary called GTCS Holdings LLC (“GTCS Holdings”) on December 18, 2009. These consolidated financial statements have been prepared on a carve-out basis to include the financial results of the operating businesses of GTH that are contained in GTCS Holdings subsequent to December 18, 2009 in accordance with accounting principles generally accepted in the United States of America. These operating businesses are collectively referred to herein as “GTCS Holdings,” “we,” “Green Tree” or the “Company”. GTCS Holdings includes the servicing of first and second lien residential, manufactured housing and consumer installment loans and contracts. GTCS Holdings also includes a nationwide licensed insurance agency business servicing their customers’ needs for property and casualty as well as life and health insurance products.
     As part of the carve-out process, certain administrative expenses of GTH were allocated to the Company. Additionally, certain accounting and administrative expenses of the Company attributed to other businesses were allocated to other affiliates. Management believes that such allocations are reasonable; however the expenses may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation
     The carve-out financial statements include the assets and liabilities and results of operations of GTH’s operating businesses. All material intercompany transactions and balances have been eliminated in the carve-out.
Use of estimates and assumptions
     When the Company prepares financial statements in conformity with accounting principles generally accepted in the United States of America, the Company is required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. These estimates are based on information available to management at the time the estimates are made. Actual results could differ from those estimates.
Cash and cash equivalents
     Cash and cash equivalents include cash and highly liquid short-term investments with maturities of less than three months. We carry them at cost, which approximates estimated fair value.
Restricted cash
     Restricted cash includes: (a) cash collected on behalf of the securitization trusts/investors for principal and interest on finance receivables held in securitization trusts serviced by Green Tree that has not yet been remitted to the trust/investors; (b) cash collected and held in escrow to be used to pay real estate taxes and insurance on behalf of borrowers; and (c) cash collected for insurance claims

GTCS Holdings LLC
Notes to Consolidated Financial Statements
related to the borrowers’ properties which are held by the Company until repairs to the insured properties have been completed.
Insurance premiums receivable and payable to insurance carriers
     Insurance premiums receivable consist of receivables for premiums on insurance policies for property and casualty. Customers generally finance their insurance premiums over the life of the policy, typically one to three years. New policies issued are recorded at face value. A corresponding payable to the carrier, net of commission, is also recorded at the time a new policy is set up. Payments are made to the carriers on a contractual basis either up front or over time, generally one to three years depending on the type of product. Green Tree maintained cancellation reserves of $3.3 million and $3.7 million as of December 31, 2009 and 2008, respectively, for estimated forfeitures of commission income due to the cancellation of customers’ policies. These reserves are recorded in other liabilities on the balance sheets. Green Tree analyzes the adequacy of its cancellation reserves based on historical cancellation rates and records any required adjustments to reserves against commission income.
Servicing rights
     Acquired servicing rights related to certain securitization trusts and whole loan portfolios are initially recorded at estimated fair value on the acquisition date. As allowed under “Accounting for Servicing of Financial Assets”, the Company adopted the fair value method of accounting for its manufactured housing servicing rights portfolios. Accordingly, manufactured housing servicing rights are carried at estimated fair value with changes in fair value recorded in the statements of income.
     The Company carries its servicing rights for first and second lien residential portfolios at the lower of amortized cost or fair market value. All newly acquired servicing rights are initially measured at fair value. These servicing rights are amortized based on expected cash flows in proportion to and over the estimated life of net servicing income with the amortization being recorded in other operating costs and expenses on the statements of income. These servicing rights, stratified by product type, are compared to fair value on a quarterly basis. To the extent that the carrying value exceeds the estimated fair value for any specific strata, a valuation allowance would be established through recording of impairment in the statements of income.
Servicer and protective advances
     Servicer and protective advances include principal and interest advances to certain securitization trusts for delinquent customer payments not received in monthly cash collections of the underlying collateral. Also included in servicer and protective advances are advances to protect the collateral serviced by the Company including property taxes, insurance, certain legal fees and refurbishment of repossessed assets. These assets are carried at cost net of required estimated loss reserves. Estimated losses related to these advances are recorded in other operating costs and expenses in the statements of income.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     The following table summarizes the components of servicer and protective advances as of December 31, 2009 and 2008 (dollars in millions):

	2009	2008
Principal and interest advances	$34.0	$32.4
Protective advances	71.6	57.5

Total servicer and protective advances	$105.6	$89.9

Intangible asset
     The intangible asset is related to certain acquired customer relationships which are critical to the renewal of insurance policies, mainly related to the Company’s voluntary property and casualty business. The intangible asset is amortized based on the estimated revenue streams related to these customer relationships over the estimated remaining life. The remaining capitalized value of the intangible asset is analyzed annually to determine if any impairment is required. No impairment was recorded in the years ended December 31, 2009 and 2008. Amortization of the intangible was $12.0 million and $12.9 million for the years ended December 31, 2009 and 2008, respectively. Accumulated amortization of the intangible asset was $27.7 million and $15.6 million as of December 31, 2009 and 2008, respectively.
     Intangible amortization expense as of December 31, 2009 for the expected remaining life of the intangible is estimated to be (dollars in millions):

2010	$10.8
2011	9.4
2012	8.3
2013	7.3
2014	6.1
Thereafter	20.4

Total	$62.3

Other assets
     Other assets include goodwill, deferred debt issuance costs, property, plant and equipment, repossessed assets, servicing fees due from securitization trusts and other parties for whom the Company performs sub-servicing of finance receivables and miscellaneous other assets.
Income taxes
     As a limited liability company, the Company and certain of its limited liability subsidiaries are not subject to income taxes. Tax liabilities associated with the earnings of these entities are the responsibility of its members.
     As permitted under the regulations of a limited liability corporation, the Company’s operating subsidiary Green Tree Investment Holdings III LLC (“GTIH III”) has elected to be treated as a

GTCS Holdings LLC
Notes to Consolidated Financial Statements
corporation for tax purposes. Income taxes are accounted for using the asset and liability method. Our income tax expense includes deferred income taxes arising from temporary differences between the tax and financial reporting basis of assets and liabilities. In estimating future tax consequences, the Company uses tax rates expected to be applicable in future years other than enactments of changes in tax laws or rates. The Company includes interest and penalties related to income taxes as a component of income tax expense. Amounts attributable to interest and penalties related to income taxes are immaterial.
     In 2009, the Company implemented the Financial Accounting Standards Board’s (“FASB”) guidance on “Accounting for Uncertainty in Income Taxes”, contained in Accounting Standards Codification Topic 740-10 (“ASC 740-10”). Pursuant to ASC 740-10, tax benefits are recognized by the Company related to tax positions only if it is more likely-than-not to be sustained solely on its technical merits as of a given reporting date. If a tax position is not considered by the Company to be more-likely-than-not sustained based solely on its technical merits, the Company does not recognize a tax benefit. There was no impact to the Company’s financial statements as a result of the adoption of this guidance.
Interest rate swaps and hedge accounting
     The Company maintains an overall risk management strategy that incorporates the use of interest rate swaps to manage interest rate risks to hedge its exposure to changes in LIBOR-based interest rates with respect to its floating rate debt. The estimated fair value generally reflects the estimated amounts the Company would receive or pay to terminate the interest rate swap. See fair value measurement disclosures for a description of the related valuation methodologies.
     For interest rate swaps that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the hedged item in the same period or periods during which the hedged item affected earnings. The remaining gain or loss on the interest rate swap in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in interest rate swap expense in current earnings during the period of change. Prior to December 31, 2009, the Company de-designated and liquidated or distributed its interest rate swaps.
     Green Tree formally documents all relationships between hedging instruments and hedged items at the time of designation, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all hedges that are designated as cash flow hedges to specific assets and liabilities on the balance sheets, to specific firm commitments, or to the forecasted transactions. The Company also formally assesses both at the inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The hedge accounting treatment described above is no longer applied if a derivative instrument is terminated or the hedge designation is removed.
Revenue recognition for servicing rights
     Servicing income is recorded on an accrual basis based on the contractual servicing fees as a percentage of the unpaid principal balance of the related collateral. Ancillary income received related to servicing includes late fees, prepayment fees and collection fees. Ancillary income is recognized once uncertainties regarding collection are resolved.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Revenue recognition for commission income
     Green Tree recognizes commission income on policies written when the policy is sold to the customer, net of estimated future policy cancellations. The commissions are based on a percentage of the price of the insurance policy sold which varies by type of insurance product.
Fair value measurement
     The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a three level hierarchy for fair value measurements. The valuation hierarchy is based on the transparency of the inputs to the valuation of the asset or liability at the measurement date. The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of significant input to its valuation. The three levels of the fair value hierarchy are described below:
Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2: Valuations including quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability either directly or indirectly for substantially the full term of the financial instrument.

Level 3: Valuations that require inputs that are supported by little or no market activity. The unobservable inputs are significant to the fair value measurements and represent the Company’s best assumptions of how market participants would estimate the fair value of these assets.
     The following methods and assumptions are used to determine the estimated fair value of the assets and liabilities carried on the Company’s balance sheets at fair value:
Servicing rights carried at fair value: Manufactured housing servicing rights are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using level 3 unobservable market inputs. The estimated fair value is based on the net present value of the cash flows of the servicing income to be received. The Company’s valuation considers assumptions and estimates of contractual servicing fees, ancillary revenue, costs to service, collateral repayment and default rates, and discount rates. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation that a market participant would consider in valuing servicing rights, including but not limited to recent historical experience as well as current and/or expected relevant market conditions. Ancillary revenue and costs to service assumptions are primarily based on historical experience as well as other operational considerations. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends as well as the Company’s assessment of current and future economic conditions. The discount rate assumption is primarily based on collateral characteristics combined with an assessment of market interest rates.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Interest rate swaps: These liabilities are valued at the net present value of the expected future cash payments based on the spread of the fixed rate and floating LIBOR rate over the remaining life of the swap using level 2 observable market inputs. The Company utilizes third party quotes and/or publically published LIBOR rates to determine key assumptions and/or inputs within the Company’s valuation models.
     The following methods and assumptions were used to determine the estimated fair values of the Company’s financial instruments not accounted for at fair value:
Insurance premiums receivable: These receivables are not traded in an active market. The estimated fair value of these assets is based on the net present value of the expected cash flows. The estimated fair value is based on level 3 assumptions of the underlying collateral serviced by the Company including delinquency and default rates as these insurance premiums are collected as part of the customers’ loan payments.
Servicer and protective advances: The Company estimates the fair value of servicer and protective advances based on level 3 unobservable market inputs using the present value of projected cash flows over the expected life of the receivables and the Company’s estimated pricing of advances on similar collateral.
Collateralized borrowings: The Company estimates fair value of its collateralized borrowings using the net present value of expected payments over the life of the borrowings using level 2 observable inputs. The Company’s debt is currently at rates that are consistent with market rate pricing based on the Company’s credit worthiness. All of the Company’s borrowings carry variable interest rates and have been issued in the last six months of 2009.
Payable to insurance carriers: This liability represents payments to the Company’s carriers of insurance policies related to the insurance receivables noted above. There is not a traded market for these or similar payables; therefore, the Company utilized level 3 unobservable inputs to estimate the fair value of the carrier payable based on the net present value of the expected carrier payments over the life of the payables.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
          Following are the estimated values of our financial instruments at December 31, 2009 and 2008 (dollars in millions):

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Insurance premiums receivable	$130.3	$117.6	$137.5	$122.8
Servicer and protective advances	105.6	90.3	89.9	83.0

Financial liabilities:
Collateralized borrowings	$421.2	$424.4	$311.0	$311.0
Interest rate swaps	—	—	19.2	19.2
Payable to insurance carriers	59.0	54.6	62.4	57.7
          The estimated fair values of cash and cash equivalents approximate their carrying values due to their highly liquid short-term nature.
Recently issued accounting standards
     ASC 105, Generally Accepted Accounting Principles. In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-01, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This standard establishes the FASB Accounting Standards Codification (“ASC”) as the only source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, with the exception of Statements of Financial Accounting Standards not yet included in the Codification. The adoption of this standard did not impact the Company’s financial condition or results of operations.
     ASC 820-10-65-4, Fair Value Measures. In April 2009, the FASB issued additional guidance for estimating fair value when the level of activity for the asset or liability has significantly decreased. Our initial adoption of this standard during the year did not have a material effect on our financial statements.
     ASC 820, Fair Value Measures and Disclosure. In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements (“ASU 2010-06”) effective for periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements for which the disclosures are effective for fiscal years beginning after December 15, 2010. ASU 2010-06 requires a gross presentation of activities within the Level 3 rollforward, and adds a new requirement to disclose transfers in and out of Level 1 and 2 measurements. It also clarifies two existing disclosure requirements of ASC 820-10, Fair Value Measurements and Disclosures — Overall. Because ASU 2010-06 impacts the disclosure and not the accounting treatment for fair value measurements, the adoption will not have an impact on the Company’s financial statements.
     ASC 860, Transfers and Servicing. This statement revises existing sale accounting criteria for transfers of financial assets. Among other things, this statement eliminates the concept of a Qualified Special Purpose Entity (“QSPE”). As a result, existing QSPEs generally will be subject to

GTCS Holdings LLC
Notes to Consolidated Financial Statements
consolidation in accordance with the guidance provided in this statement. The Company does not expect the implementation of this standards update to have a material impact on our financial statements.
     ASC 810, Consolidation. In June 2009, the FASB issued amended guidance related to the consolidation of variable-interest entities (“VIE”). These amendments require an assessment to determine the primary beneficiary of a VIE based on whether the entity:
•	has the power to direct matters that most significantly impact the activities of the VIE; and

•	has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.
     Additionally, the amendments require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance was effective for financial statements issued for fiscal years beginning after November 15, 2009.
     The adoption of this standard on January 1, 2010 will result in the consolidation of certain VIEs that are not currently recorded on the Company’s balance sheets related to mandatory clean-up calls on certain securitizations. The consolidation of these assets and liabilities will have no impact on the cash flows the Company receives from the securitizations or expected payments of contingent liabilities related to these securitizations.
     The consolidation will result in changes to assets, liabilities and equity as of January 1, 2010 as detailed in the following table (dollars in millions):

	Add to	Remove from
	Balance Sheet	Balance Sheet
Restricted cash	$16.2	$—
Loans and repossessed assets related to consolidated variable interests	663.3	—
Receivable related to consolidated variable interests	142.0	—
Servicing rights and servicer and protective advances		(21.2)

Bonds payable related to consolidated variable interests	(854.4)	—
Contingent mandatory clean-up calls on certain securitizations	—	54.1

Net equity impact	$(32.9)	$32.9

GTCS Holdings LLC
Notes to Consolidated Financial Statements
3. SERVICING RIGHTS
     Servicing rights consist of contractual rights purchased from third parties to receive servicing fees on unpaid principal balance of the underlying collateral. The table below details the Company’s servicing rights as of December 31, 2009 and 2008 (dollars in millions):

	2009	2008
Servicing rights carried at fair value	$197.1	$231.8
Servicing rights carried at lower of cost or fair value	41.9	1.0

Total servicing rights	$239.0	$232.8

     Servicing rights carried at fair value
     Servicing rights carried at fair value consist of contractual rights purchased from third parties to receive servicing fees for servicing manufactured housing loans (“MH Servicing Rights”) at annual rates based on the unpaid principal balance of the related collateral.
     The change in the MH Servicing Rights for the years ended December 31, 2009 and 2008 were as follows (dollars in millions):

	2009	2008
MH Servicing Rights, beginning of year, at fair value	$231.8	$219.2
Change in fair value:
Due to changes in valuation inputs or assumptions (1)	9.8	27.1
Due to realization of expected cash flows	(44.5)	(47.3)
Servicing rights acquired	—	32.8

Net change in fair value	(34.7)	12.6

MH Servicing Rights, end of year, at fair value	$197.1	$231.8

(1)	Reflects changes due to performance of the underlying collateral.
     The estimation of fair value of MH Servicing Rights requires significant judgment. The fair value of MH Servicing Rights is estimated using the present value of projected cash flows over the estimated period of net servicing income.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     At December 31, 2009 and 2008, key economic assumptions used to determine the estimated fair value of the MH Servicing Rights and the sensitivity of the estimated fair value to immediate changes in those assumptions are as follows (dollars in millions):

	2009	2008
Estimated fair value of MH Servicing Rights	$197.1	$231.8
Cumulative scheduled principal balance of serviced MH finance receivables at December 31, 2009	$14,403.2	$16,220.8
Weighted average remaining life in years	6.2	6.2
Weighted average stated customer interest rate on underlying collateral	9.3%	9.6%
     Assumptions to determine the estimated fair value of MH Servicing Rights at December 31, 2009 and 2008 and the estimated impacts of adverse changes are as follows (dollars in millions):

	2009	2008
Expected cost to service as a percentage of principal balance of serviced finance receivables (a)	0.87%	0.86%
Impact on estimated fair value of 2 basis point increase	$(10.0)	$(11.1)
Impact on estimated fair value of 4 basis point increase	$(19.9)	$(22.2)

Expected ancillary fees as a percentage of principal balance of serviced finance receivables (a)	0.09%	0.09%
Impact on estimated fair value of 1 basis point decrease	$(5.0)	$(5.5)
Impact on estimated fair value of 2 basis point decrease	$(10.0)	$(11.1)

Expected conditional repayment rate as a percentage of principal balance of serviced finance receivables (a)	3.5%	4.0%
Impact on estimated fair value of 10 percent increase	$(2.0)	$(2.7)
Impact on estimated fair value of 20 percent increase	$(4.0)	$(5.4)

Expected conditional default rate as a percentage of principal balance of serviced finance receivables (a)	4.1%	4.4%
Impact on estimated fair value of 10 percent increase	$(2.8)	$(3.5)
Impact on estimated fair value of 20 percent increase	$(5.5)	$(6.9)

Weighted average discount rate (a)	14.0%	14.0%
Impact on estimated fair value of 10 percent increase	$(7.5)	$(8.8)
Impact on estimated fair value of 20 percent increase	$(14.5)	$(16.9)

(a)	The valuation of MH Servicing Rights is affected by the underlying assumptions including the expected cost of servicing, ancillary fees, prepayments of principal, defaults and discount rate. Should actual performance and

GTCS Holdings LLC
Notes to Consolidated Financial Statements

timing differ materially from our projected assumptions, it could have a material effect on the valuation of our MH Servicing Rights. The valuation is determined by discounting cash flows over the expected life of the serviced finance receivables. The stress tests above are also over the life of the serviced finance receivables and are applied equally at each point in the assumption curve.
     These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in estimated fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in estimated fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the estimated fair value of the MH Servicing Rights is calculated without changing any other assumption; however, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.
     Servicing rights carried at lower of amortized cost or fair value:
     Servicing rights carried at lower of amortized cost or fair value “Mortgage Servicing Rights” consist of contractual rights purchased from third parties to receive servicing fees from servicing first and second lien residential loans at annual rates based on the unpaid principal balance of the related collateral. To the extent that the carrying value exceeds the estimated fair value for any specific strata, a valuation allowance would be established through the recognition of impairment in the statements of income. No impairment or related valuation allowance was recorded for the years ending December 31, 2009 and 2008.
     The following schedule summarizes the changes in the balances of Mortgage Servicing Rights for the periods ended December 31, 2009 and 2008 (dollars in millions) at amortized cost:

	2009	2008
Mortgage Servicing rights, beginning of year	$1.0	$—
Servicing assets acquired	42.9	1.5
Amortization	(2.0)	(0.5)

Net change in amortized cost	40.9	1.0

Mortgage Servicing Rights, end of year	$41.9	$1.0

     The estimation of fair value of Mortgage Servicing Rights requires significant judgment. The fair value of Mortgage Servicing Rights is estimated using the present value of projected cash flows over the estimated period of net servicing income. At December 31, 2009, key economic assumptions used to determine the estimated fair value of the Mortgage Servicing Rights and the sensitivity of the estimated fair value to immediate changes in those assumptions are as follows (dollars in millions):

Carrying amount	$41.9
Estimated fair value	42.2
Cumulative scheduled principal balance of serviced finance receivables at December 31, 2009	10,271.4

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     Assumptions to determine the estimated fair value of the Mortgage Servicing Rights at December 31, 2009 and the estimated impacts of adverse changes are as follows (dollars in millions):

Expected cost to service as a percentage of principal balance of serviced finance receivables (a)	0.28%
Impact on estimated fair value of 2 basis point increase	$(6.6)
Impact on estimated fair value of 4 basis point increase	$(13.1)

Expected ancillary fees as a percentage of principal balance of serviced finance receivables (a)	0.05%
Impact on estimated fair value of 1 basis point decrease	$(3.0)
Impact on estimated fair value of 2 basis point decrease	$(6.0)

Expected conditional repayment rate as a percentage of principal balance of serviced finance receivables (a)	2.6%
Impact on estimated fair value of 10 percent increase	$(0.3)
Impact on estimated fair value of 20 percent increase	$(0.6)

Expected conditional default rate as a percentage of principal balance of serviced finance receivables (a)	9.1%
Impact on estimated fair value of 10 percent increase	$(0.6)
Impact on estimated fair value of 20 percent increase	$(1.2)

Weighted average discount rate (a)	22.2%
Impact on estimated fair value of 10 percent increase	$(2.3)
Impact on estimated fair value of 20 percent increase	$(4.3)

(a)	The valuation of Mortgage Servicing Rights is affected by the underlying assumptions including the expected cost of servicing, ancillary fees, prepayments of principal, defaults and discount rate. Should actual performance and timing differ materially from our projected assumptions, it could have a material effect on the valuation of our Mortgage Servicing Rights. The valuation is determined by discounting cash flows over the expected life of the serviced finance receivables. The stress tests above are also over the life of the serviced finance receivables and are applied equally at each point in the assumption curve.
     These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in estimated fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in estimated fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the estimated fair value of the Mortgage Servicing Rights is calculated without changing any other assumption; however, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     Sub-servicing:
     The Company sub-serviced approximately $9.5 billion and $7.8 billion of finance receivables for others at December 31, 2009 and 2008, respectively, on which the Company receives a contractual sub-servicing fee based on outstanding serviced collateral or other various contractual fee arrangements.
4. COLLATERALIZED BORROWINGS
     Collateralized borrowings at December 31, 2009 and 2008 were as follows (dollars in millions): (All interest rates are floating rates based on LIBOR as of the end of the period)

	2009		2008
	Dollars	Rate	Dollars	Rate
Credit Agreement	$350.0	8.0%	$—	NA
Receivables Loan Agreement	65.6	6.8%	—	NA
MSR Credit Agreement	22.9	2.7%		NA
Credit and Guaranty Agreement	—	NA	238.5	7.1%
Advance Receivables Backed Notes Series 2004-1	—	NA	72.5	4.5%

Total collateralized borrowings at par	438.5		311.0
Discount on Credit Agreement	(17.3)		—

Total collateralized borrowings	$421.2		$311.0

     The Company entered into a six-year $350.0 million Credit Agreement with a syndication of lenders on December 18, 2009. The Credit Agreement also provides for a five-year $30.0 million revolving facility. The agreement allows for an incremental issuance of term notes of up to $75.0 million less any amounts borrowed on the revolving facility. The Company issued $350.0 million of term notes under this facility on December 18, 2009 for proceeds of $332.5 million. The term notes have a required payment of $7.0 million per quarter and an additional annual required payment based on certain percentages of the annual cash flows generated by the Company. The revolving facility allows for borrowings of up to $30.0 million in aggregate on a revolving line, including a swing line with a maximum borrowing of $2.5 million and letters of credit with a maximum borrowing of $10.0 million. The Company has not borrowed any amounts under the revolving facilities of the agreement as of December 31, 2009. The Credit Agreement is collateralized by cash flows, certain investment and stock of the Company. In addition, certain subsidiaries of the Company have provided a guaranty for the payment in full of these obligations. The loan contains certain financial covenants including interest coverage and loan leverage ratios. The Company was in compliance with all covenants as of December 31, 2009. At December 31, 2008, the Company had a four-year $500.0 million Credit and Guaranty Agreement which had an outstanding balance of $238.5 million. This facility was paid in full using proceeds from the issuance of the Credit Agreement on December 18, 2009.
     In July 2009, the Company entered into a three-year Receivables Loan Agreement collateralized by certain principal and interest advances and protective advances reimbursable from securitization trusts serviced by the Company. The principal and interest on these notes are paid

GTCS Holdings LLC
Notes to Consolidated Financial Statements
using the cash flows from the underlying advances. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying advances that back the notes. The Company is able to pledge new advances to the facility up to an outstanding note balance of $75.0 million. The advance rates on this facility vary by product type ranging from 70% to 91.5%. The facility expires in July 2012. At December 31, 2008, the Company had notes outstanding under the Advance Receivables Backed Notes, Series 2004-1 totaling $72.5 million which were collateralized by certain principal and interest advances and protective advances reimbursable from securitization trusts serviced by the Company. This facility was paid in full using proceeds from the issuance of the Receivables Loan Agreement in July 2009.
     The Company entered into a MSR Credit Agreement to finance the Company’s purchase of servicing rights in November 2009. The note is secured by the servicing rights purchased. The MSR Credit Agreement requires equal monthly payments for the next 36 months based on the final borrowings of the facility.
     For the years ended December 31, 2009 and 2008, the effective interest rate on collateralized borrowings was 8.4% and 7.0%, respectively, including amortization of discounts and related debt issuance costs of $6.9 million and $1.8 million, respectively. The discounts and debt issuance costs are being amortized into interest expense on an effective yield basis over the life of the collateralized borrowings.
5. DERIVATIVES
     To protect against changes in the LIBOR rate on variable rate debt, the Company had entered into interest rate swaps that effectively converted floating rate interest payments to fixed rate payments on outstanding debt. These swaps were designated as cash flow hedges, and reduced the impact of the then future LIBOR rate changes on interest expense. Prior to December 31, 2009, these interest rate swaps were de-designated and liquidated or distributed by the Company.
     Green Tree also had other interest rate derivatives that were economic hedges to protect the Company from changes in LIBOR rate on variable rate debt and did not meet the criteria for hedge accounting treatment. These derivatives were carried at fair value with the changes in fair value included in interest rate swap expense.
     The use of derivatives exposes Green Tree to credit risk associated with the performance of the counterparties to the derivative contract. The amount of credit risk that Green Tree is exposed to is the amount that is reported as a derivative asset in its balance sheets. Credit risk is minimized through master netting arrangements.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     The following table details the notional balances and the fair values for Green Tree’s derivatives as of December 31, 2009 and 2008 (dollars in millions):

	December 31, 2009		December 31, 2008
	Notional or	Fair Value	Notional or	Fair Value
	Contractual	Asset	Contractual	Liability
	Amount	Derivatives	Amount	Derivatives

Interest Rate Swaps Designated as Cash Flow Hedges

Interest Rate Contracts	$—	$—	$269.1	$18.8

Interest Rate Swaps and Cap Not Designated Under Hedge Accounting

Interest Rate Contracts	$60.0	$0.1	$10.2	$0.4

Total		$0.1		$19.2

     The following table shows the gains (losses) recognized in the statements of income related to derivatives designated as cash flow hedges (dollars in millions):

			Loss Reclassified from		Gain (Loss) Recognized in
	Gain (Loss) Recognized		Accumulated OCI into		Interest Rate Swap
Derivatives in Statement 133	in OCI on Derivative		Interest Expense (Effective		Expense (Ineffective
Cash Flow Hedging	(Effective Portion)		Portion)(1)		Portion)(2)
Relationships	2009	2008	2009	2008	2009	2008
Interest Rate Contracts	$8.8	$(8.2)	$(8.8)	$(7.3)	$1.7	$(1.6)

(1)	The gain (loss) is recognized in interest expense.

(2)	The amount of gain (loss) recognized in interest rate swap expense was comprised of i) the ineffective portion of the derivative of $0.7 million and ($1.6) million for the years ended December 31, 2009 and 2008, respectively, and ii) the amount excluded from the assessment of hedge effectiveness of $1.0 million for the year ended December 31, 2009.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     The following schedule summarizes the changes in accumulated other comprehensive income related to changes in fair value of interest rate swaps designated as cash flow hedges for the year ended December 31, 2009 and 2008, respectively (dollars in millions):

	2009	2008
Cumulative net unrealized losses in other comprehensive loss, beginning of year	$(12.0)	$(5.4)
Decrease (increase) in unrealized losses	8.8	(8.2)
Reclassification of unrealized losses to other income	3.2	1.6

Cumulative unrealized losses in other comprehensive loss, end of year	$—	$(12.0)

     The following table shows the losses recognized in the statements of income related to derivatives not designated under hedge accounting (dollars in millions):

Derivatives Not	Loss Recognized in
Designated as	Interest Rate Swap
Hedging	Expense
Instruments	2009	2008
Interest Rate Contracts	$(0.2)	$(0.4)
6. OTHER DISCLOSURES
     Related Party
     The Company serviced $1.0 billion and $1.2 billion of finance receivables as of December 31, 2009 and 2008, respectively, for its affiliates. Servicing revenue recognized on assets serviced for its affiliates totaled $8.0 million and $9.4 million during the years ended December 31, 2009 and 2008, respectively.
     Under the Credit Agreement entered into by the Company on December 18, 2009, the Company issued $350.0 million of term notes of which GTH purchased $75.0 million at $71.3 million. Subsequent to December 31, 2009, GTH sold all $75.0 million of the term notes to third parties.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Leases
     The Company rents office space under operating leases which are noncancellable. Rent expense was $8.5 million and $7.5 million for the years ended December 31, 2009 and 2008, respectively. Future required minimum rental payments as of December 31, 2009 are as follows (dollars in millions):

2010	$7.8
2011	7.2
2012	6.0
2013	3.8
2014	3.9
Thereafter	8.2

Total	$36.9

Contingencies
     The Company has a mandatory repurchase obligation for two securitizations in which the Company is required to repurchase loans from the securitizations when a loan becomes 90 days delinquent. The total of the loans outstanding in these two securitizations was $112.4 million and $125.4 million as of December 31, 2009 and 2008, respectively. The Company estimated the fair value of this contingent obligation at $13.6 million and $13.1 million as of December 31, 2009 and 2008, respectively, using prepayment, default and severity rate assumptions applicable to the underlying loans’ historical and projected performance. This obligation is included in other liabilities on the consolidated balance sheets. Based on our estimates, the Company expects to incur undiscounted losses of approximately $21.8 million related to repurchases over the remaining life of these securitizations. The Company repurchased $6.0 million and $4.4 million of unpaid principal balances during the years ended December 31, 2009 and 2008, respectively. Additionally the Company recorded $2.3 million and $1.9 million of impairment charges and $1.5 million and $1.2 million of interest expense related to this liability during the years ended December 31, 2009 and 2008, respectively. Actual performance may differ from this estimate in the future.
     The Company also has a mandatory obligation to exercise the clean-up calls on certain securitizations serviced by the Company. The mandatory obligation is triggered when the remaining collateral balance equals approximately 10% of the initial collateral balance. The total outstanding collateral balance of all the securitization trusts at the respective call dates is approximately $416.5 million. These securitizations were originated between 1998 and 2000 by a third party and the Company expects to be required to call the securitizations beginning in 2016. Based on management’s estimates of the performance of the underlying collateral in these securitizations, the Company estimated the fair value of this contingent liability at $52.5 million and $55.8 million as of December 31, 2009 and 2008, respectively, which is equal to the net present value of the call purchase price in excess of the estimated fair value of the collateral at the date of the call. This liability is included in other liabilities on the consolidated balance sheets. The Company recorded a reversal of impairment of $8.3 million and $6.5 million of interest expense in the year ended December 31, 2009 and $9.9 million of impairment charges and $4.3 million of interest expense during the year ended December 31, 2008 related to this liability. Actual performance may differ from this estimate in the future.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     In connection with an acquisition, the Company has a reimbursement obligation for certain letters of credit related to 12 securitizations serviced by the Company. The seller provided these letters of credit as credit enhancements on these securitizations. The securitizations will draw from these letters of credit if there are not enough cash flows from the underlying collateral to pay the bondholders of these securitizations. The total amount outstanding on these letters of credit was $330.4 million and $340.7 million at December 31, 2009 and 2008, respectively. The Company has an obligation to reimburse the seller for the final $165.0 million on the letters of credit if drawn. Based on management’s estimates of the underlying performance on the collateral in these securitizations, Green Tree does not currently anticipate that the final $165.0 million will be drawn, and therefore, no liability for the fair value of this obligation was recorded as of December 31, 2009 or 2008. Actual performance may differ from this estimate in the future.
Income taxes
     As permitted under the regulations of a limited liability company, GTIH III is treated as a corporation for income tax purposes. Income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax basis of assets and liabilities. These amounts are reflected in the balance of the Company’s net income tax liability of $16.2 million and $18.2 million as of December 31, 2009 and 2008, respectively, which are included in other liabilities on the balance sheets.
     The components of the Company’s income tax assets and liabilities were as follows as of December 31, 2009 and 2008 (in millions):

	2009	2008
Deferred tax assets (liabilities):
Deductible (taxable) timing differences:
Intangible	$(17.6)	$(21.3)
Interest rate swap	—	1.1
Deferred debt costs	—	0.6
Insurance	1.0	0.5
Net operating losses	—	0.1
Other	0.8	0.3

Total deferred tax liabilities before valuation allowance	(15.8)	(18.7)
Less: valuation allowance	—	—

Total deferred tax liability	(15.8)	(18.7)
Current income tax (payable) receivable	(0.4)	0.5

Net income tax liability	$(16.2)	$(18.2)

GTCS Holdings LLC
Notes to Consolidated Financial Statements
     The Company recorded net income tax expense of $10.9 million and $11.2 million for the years ended December 31, 2009 and 2008, respectively, which are included in income taxes on the statements of income and consisted of the following (in millions):

	2009	2008
Current tax expense	$14.5	$14.8
Deferred tax expense	(3.6)	(3.6)

Net income tax expense	$10.9	$11.2

Defined contribution plan
     The Company has a qualified multi-employer defined contribution plan for its subsidiaries for which substantially all employees are eligible. The Company’s cash contributions, which match certain voluntary employee contributions to the plan, totaled $1.7 million and $1.5 million for the years ended December 31, 2009 and 2008, respectively. Participant vesting in employer matching contributions and earnings thereon is an additional 25% for each subsequent year of service and 100% after completion of four years of service.
Unit based incentive plans
     GTH issued phantom and other profit sharing units through various long-term incentive plans that provide for participants to share in a percentage of eligible distributions made by GTH upon achievement of certain performance based conditions. The phantom plan does not meet the criteria to be accounted for as an equity award and therefore the compensation expense related to the phantom plan is based on the fair value of the award as of the balance sheet dates. At December 31, 2009, GTH used a five year vesting and performance period to determine the amount of expense to record for the current period. The fair value of the award is based on the value of GTH and its subsidiaries which was determined using a projected cash flow model.
     The Company recorded its allocable share of this expense through salaries and benefits, with an offset to members’ equity of $6.7 million in 2009. The allocation was based on the Company’s cash flows as a percentage of the total cash flows of GTH. No expense was recorded for the phantom plan in 2008 as GTH’s measurement indicated that the likelihood of achieving the underlying performance conditions that would require the recognition of expense pursuant to the plan was not probable at that time. The liability for payments under the phantom plan is recorded on the balance sheet of GTH as they have sole responsibility for payment.
     GTH’s profit sharing units are accounted for as equity awards. Compensation expense for the award is recorded based on the fair value of the award at grant date. The fair value at grant dated is recorded into compensation expense over the estimated performance period of the award. The accumulated compensation expense recorded by the Company was not material as of December 31, 2009 or 2008.

GTCS Holdings LLC
Notes to Consolidated Financial Statements
Litigation
     The Company and its affiliates are from time to time engaged in various matters of litigation. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, the Company believes that damages, if any, and other amounts relating to pending matters are not likely to be material to its financial statements. Accordingly, the Company has not established reserves for these various matters of litigation.
Subsequent Events
     Subsequent events have been evaluated through October 22, 2010, which is the date the financial statements were available to be issued.
     Through October 22, 2010, the Company made distributions totaling $19.0 million to its parent GTH.